UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 3)

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         14A-6(E)(2))

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                         COMPETITIVE TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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

The Committee to Restore Stockholder Value issued the following press release on January 24, 2007:

                                                           For immediate release

                COMMITTEE TO RESTORE STOCKHOLDER VALUE CONTINUES
                   TO HOLD SUBSTANTIAL LEAD IN PROXY CHALLENGE
                        AGAINST COMPETITIVE TECHNOLOGIES

AUGUSTA, GA (JANUARY 24, 2007) THE COMMITTEE TO RESTORE STOCKHOLDER VALUE announced today that the voice of shareholders of Competitive Technologies, Inc. (AMEX: CTT) has resulted in a strong majority casting its vote for the Committee's slate of directors in the current proxy challenge. For the benefit of all CTT shareholders, and in the spirit of cooperation to insure an orderly transition at CTT, the Committee believes it is time for the previous Board to step down and relinquish their positions at CTT.

The Committee's slate of directors continues to hold a substantial lead in the votes cast in the current proxy challenge. A total of approximately 2.6 million shares have voted for the Committee's slate versus approximately 1.7 million for CTT's current management. This continues to clearly show a majority of shareholder votes support the Committee slate. Votes, of course, are subject to change and newly submitted proxy cards will revoke previously voted cards. Consequently, the Committee strongly requests CTT shareholders that previously voted a White proxy to send in a new BLUE proxy to support the Committee's nominees.

A meeting was held yesterday between independent election inspector groups on behalf of both the Committee and current CTT management, as well as representatives from the Committee and CTT. It was determined at the meeting that the vote count used by CTT current management and their election inspectors at CTT's Annual Meeting held on January 16, 2007 inexplicably did not include votes cast on Saturday, January 13, Sunday, January 14, Monday, January 15, or Tuesday, January 16 prior to the start of the meeting at 10 AM ET. This resulted in approximately 670,000 votes cast by banks and brokers in favor of the Committee's nominees uncounted at the Annual Meeting. There were also a substantial number of uncounted votes resulting from unresolved voting issues from shareholders who may not have properly voted their shares.

Due to the incomplete counting, the votes analyzed did not represent a necessary quorum, more than 50% of shares outstanding.

It continues to baffle the Committee how several days of legitimate CTT shareholder-cast votes were not included in the vote count used at the January 16 meeting.

Based on the votes cited above, the Committee believes that their slate of directors will win an overwhelming victory. The Committee's slate of directors has not yet been elected because no vote on that matter was called at the Annual Meeting. However, the shareholder-elected Committee slate is prepared to move quickly to represent all shareholders.

As of the close of business January 23, 2007, approximately 2.4 million of the approximate 7.7 million shares held by CTT shareholders through their bank or broker have been voted in favor of the Committee's slate, versus only approximately 1.7 million for the current management. Also, approximately 200,000 registered shares were voted for the Committee slate out of the approximately 320,000 total registered shares eligible to vote. Additionally, approximately 140,000 shares were voted as abstain for the current management and approximately 20,000 for the Committee. Consequently, 4,534,199 shares have voted or approximately 56.6%. On the record date, November 20, 2006, there were approximately 8.0 million shares outstanding and eligible to vote. Shareholders are again cautioned that votes are subject to change, and newly submitted proxy cards will revoke previously voted cards. The Committee again strongly requests shareholders that previously voted a White proxy to send in a new BLUE proxy to support the Committee's nominees.

UNTIL THIS ISSUE IS FULL RESOLVED, SHAREHOLDERS ARE REMINDED THAT THEY MUST VOTE ON THE BLUE PROXY FOR THE COMMITTEE'S SLATE OF DIRECTORS FOR THE VOTE TO COUNT FOR THE COMMITTEE NOMINEES. THE BLUE PROXY CAN BE VOTED IMMEDIATELY ON LINE (WWW.PROXYVOTE.COM) OR BY PHONE (1-800-454-8683).

The Committee reminds CTT shareholders that if they are dissatisfied with the way in which the Annual Meeting on January 16, 2007 was conducted, or any other subsequent action by current CTT management, they can register a complaint by accessing the "File Tip or Complaint" section of the Investor Information portion of the Securities and Exchange website, www.sec.gov, or send a fax to 202 772 9295.

More information on the Committee's proxy filing (DFRN14A, filed by non-management on December 26, 2006) is available at the SEC website, www.sec.gov, under company filings. Any questions can be addressed by contacting the Committee.

Contact:     John  Derek  Elwin  III
Tel:         561  789  6449
Email:       restorevalue@yahoo.com